Exhibit 14(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Independent Accountants” and “Experts” and to the use of our report on the Grand Prix Fund dated November 27, 2002 in the Registration Statement (Form N-14) of the Grand Prix Funds, Inc. and its incorporation by reference in the related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in the Registration Statement under the Securities Act of 1933 and the Registration Statement under the Investment Company Act of 1940.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
September 15, 2003